EXHIBIT 10.1
Pixelworks, Inc.
2006 Senior Management Bonus Plan, as amended
Bonuses for executive officers of the Company are calculated based on attainment of planned levels of revenue and non-GAAP income (loss) before income taxes, as well as the attainment of specified operational goals. Each of the goals is weighted as follows:
For Chief Executive Officer, Chief Operating Officer (“COO”) and Chief Financial Officer (“CFO”):

Revenue	33.3%
Non-GAAP income (loss) before income taxes	33.3%
Operational goals	33.3%

100.0%

For Vice Presidents (excluding COO and CFO) and middle management:

Revenue	33.3%
Q1/Q2 Non-GAAP income (loss) before income taxes	16.6%
Q3/Q4 Non-GAAP earnings before interest, taxes, depreciation and amortization (EBITDA)	16.7%
Operational goals	33.3%

100.0%

Bonuses are calculated as a percentage of each executive officer’s salary as follows: President and Chief Executive Officer and Executive Vice President and Chief Operating Officer, 100%; and Vice Presidents, 50%. Maximum bonuses for middle managers are 10%, 15% or 25% of annual salary, depending on the respective employees’ level. The revenue and non-GAAP income (loss) before income taxes goals have escalating components whereby the executive officers have the opportunity to achieve up to 300% of each respective goal if levels higher than the base goals are achieved.
If goals are not achieved, bonuses are reduced proportionally. Additionally, the Company’s Compensation Committee may increase or decrease individual bonuses based on qualitative factors.
Determination as to whether or not the performance targets have been met is made quarterly. The payout of bonuses will occur in the first quarter of 2007, upon approval of the Company’s Compensation Committee.